                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

                  Information Pursuant to Rules 13d-1 and 13d-2
                        Under the Securities Act of 1934
                                (Amendment No. 1)



                              Halsey Drug Co., Inc.
                    ----------------------------------------
                                (Name of Issuer)



                                  Common Stock
                    ----------------------------------------
                         (Title of Class of Securities)



                                     406369
                    ----------------------------------------
                                 (CUSIP Number)


                    ----------------------------------------


The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

---------------------------                                ---------------------
CUSIP No. 406369                      13G                     Page 2 of 11 Pages
---------------------------                                ---------------------


----------------------------------------------------------------------------------------------
 1     Name of Reporting Person     The Chase Manhattan Corporation

       I.R.S. Identification No. of Above Person

----------------------------------------------------------------------------------------------
 2     Check the Appropriate Box if a Member of a Group (See Instructions)            (a) [ ]
                                                                                      (b) [X]

----------------------------------------------------------------------------------------------
 3     SEC Use Only

----------------------------------------------------------------------------------------------
 4     Citizenship or Place of Organization

       Delaware

----------------------------------------------------------------------------------------------
    Number of       5     Sole Voting Power
     Shares

                  ----------------------------------------------------------------------------
  Beneficially      6     Shared Voting Power
    Owned by

                  ----------------------------------------------------------------------------
      Each          7     Sole Dispositive Power
    Reporting
                  ----------------------------------------------------------------------------
   Person With      8     Shared Dispositive Power

----------------------------------------------------------------------------------------------
 9     Aggregate Amount Beneficially Owned by Each Reporting Person


----------------------------------------------------------------------------------------------
 10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                         [ ]

----------------------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)

----------------------------------------------------------------------------------------------
 12    Type of Reporting Person (See Instructions)

       HC

----------------------------------------------------------------------------------------------



---------------------------                                ---------------------
CUSIP No. 406369                      13G                     Page 3 of 11 Pages
---------------------------                                ---------------------


----------------------------------------------------------------------------------------------
 1     Name of Reporting Person     The Bank of New York

       I.R.S. Identification No. of Above Person

----------------------------------------------------------------------------------------------
 2     Check the Appropriate Box if a Member of a Group (See Instructions)            (a) [ ]
                                                                                      (b) [X]

----------------------------------------------------------------------------------------------
 3     SEC Use Only

----------------------------------------------------------------------------------------------
 4     Citizenship or Place of Organization

       New York

----------------------------------------------------------------------------------------------
    Number of       5     Sole Voting Power
     Shares

                  ----------------------------------------------------------------------------
  Beneficially      6     Shared Voting Power
    Owned by

                  ----------------------------------------------------------------------------
      Each          7     Sole Dispositive Power
    Reporting
                  ----------------------------------------------------------------------------
   Person With      8     Shared Dispositive Power

----------------------------------------------------------------------------------------------
 9     Aggregate Amount Beneficially Owned by Each Reporting Person


----------------------------------------------------------------------------------------------
 10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                         [ ]

----------------------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)

----------------------------------------------------------------------------------------------
 12    Type of Reporting Person (See Instructions)

       BK

----------------------------------------------------------------------------------------------



---------------------------                                ---------------------
CUSIP No. 406369                      13G                     Page 4 of 11 Pages
---------------------------                                ---------------------


----------------------------------------------------------------------------------------------
 1     Name of Reporting Person     Israel Discount Bank of New York

       I.R.S. Identification No. of Above Person

----------------------------------------------------------------------------------------------
 2     Check the Appropriate Box if a Member of a Group (See Instructions)            (a) [ ]
                                                                                      (b) [X]

----------------------------------------------------------------------------------------------
 3     SEC Use Only

----------------------------------------------------------------------------------------------
 4     Citizenship or Place of Organization

       New York

----------------------------------------------------------------------------------------------
    Number of       5     Sole Voting Power
     Shares

                  ----------------------------------------------------------------------------
  Beneficially      6     Shared Voting Power
    Owned by

                  ----------------------------------------------------------------------------
      Each          7     Sole Dispositive Power
    Reporting
                  ----------------------------------------------------------------------------
   Person With      8     Shared Dispositive Power

----------------------------------------------------------------------------------------------
 9     Aggregate Amount Beneficially Owned by Each Reporting Person


----------------------------------------------------------------------------------------------
 10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                         [ ]

----------------------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)

----------------------------------------------------------------------------------------------
 12    Type of Reporting Person (See Instructions)

       BK

----------------------------------------------------------------------------------------------



---------------------------                                ---------------------
CUSIP No. 406369                      13G                     Page 5 of 11 Pages
---------------------------                                ---------------------


This Amendment No. 1 amends and supplements the Statement on Schedule 13G (the "Schedule 13G"), originally filed in 1995 with the Securities and Exchange Commission. Items 1-10 of the Schedule 13G are hereby amended in their entirety to read as follows:

Item 1(a)      Name of Issuer:

               Halsey Drug Co., Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               1827 Pacific Street, Brooklyn, New York 11233

Item 2(a)      Name of Person(s) Filing:

               The Chase Manhattan Corporation

               Name of Person(s) Filing:

               The Chase Manhattan Bank
               as successor in interest to The Chase Manhattan Bank, N.A.

               Name of Person(s) Filing:

               The Bank of New York

               Name of Person(s) Filing:

               Israel Discount Bank of New York

Item 2(b)      Address of Principal Business Office:

               270 Park Avenue, New York, New York  10017

               Address of Principal Business Office:

               270 Park Avenue, New York, New York  10017

               Address of Principal Business Office:

               One Wall Street, New York, New York 10286

---------------------------                                ---------------------
CUSIP No. 406369                      13G                     Page 6 of 11 Pages
---------------------------                                ---------------------



               Address of Principal Business Office:

               511 Fifth Avenue, New York, New York 10017

Item 2(c)      Citizenship:

               Delaware (The Chase Manhattan Corporation)

               Citizenship:

               New York (The Chase Manhattan Bank)

               Citizenship:

               New York (The Bank of New York)

               Citizenship:

               New York (Israel Discount Bank of New York)

Item 2(d)      Title of Class of Securities:

               Common Stock of Halsey Drug Co., Inc. (warrants to purchase)

Item 2(e)      CUSIP Number:

               406369

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)  [ ]  Broker or dealer registered under Section 15 of the
                         Act,

               (b)  [X]  Bank as defined in Section 3(a)(6) of the Act,

               (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                         Act,

               (d)  [ ]  Investment Company registered under Section 8 of the
                         Investment Company Act,

               (e)  [ ]  Investment Advisor registered under Section 203 of the
                         Investment Advisors Act of 1940,

---------------------------                                ---------------------
CUSIP No. 406369                      13G                     Page 7 of 11 Pages
---------------------------                                ---------------------


               (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

               (g)  [X]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G); see Item 7,

               (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4         Ownership.

               [Not applicable.]

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof, the reporting persons have ceased (collectively) to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.        Ownership of More than 5% on Behalf of Another Person.

               [Not Applicable]

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               As to the Chase Manhattan Corporation, this schedule is filed pursuant to Rule 13d-1(b)(ii)(G). The Chase Manhattan Bank is a wholly-owned subsidiary of The Chase Manhattan Corporation and is a bank as defined in Section 3(a)(6) of the Act.

Item 8.        Identification and Classification of Members of the Group.

               The Chase Manhattan Corporation ("CMC") is a parent holding company and each of The Chase Manhattan Bank, as successor in interest to The Chase Manhattan Bank, N.A. ("Chase"), The Bank of New York ("BNY") and Israel Discount Bank of New York ("IDB") is a bank as defined in Section 3(a)(6) of the Act. CMC, Chase, BNY and IDB expressly disclaim that they constitute a "group" for purposes of Section 13(d) of the Act and the Rules and Regulations promulgated thereunder. Chase, BNY and IDB are parties to a Credit Agreement, dated as of December 22, 1992, among Halsey Drug Co., Inc. (the

---------------------------                                ---------------------
CUSIP No. 406369                      13G                     Page 8 of 11 Pages
---------------------------                                ---------------------



               "Issuer"), Chase, BNY and IDB (such agreement, as amended from time to time, the "Credit Agreement"). In connection with various amendments to the Credit Agreement, Chase, BNY and IDB have received warrants to purchase common stock of the Issuer. Such warrants, which were received in 1994 or early 1995 (but were all dated 1994), are the basis for this filing.

Item 9.        Notice of Dissolution of the Group.

               [Not Applicable]

Item 10.       Certification.

               By signing below each of the undersigned certifies that, to the best of such person's knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

---------------------------                                ---------------------
CUSIP No. 406369                      13G                     Page 9 of 11 Pages
---------------------------                                ---------------------



                                    SIGNATURE

        After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998                    THE CHASE MANHATTAN CORPORATION


                                            By: /s/ ANTHONY J. HORAN
                                               _________________________________
                                               Name: Anthony J. Horan
                                               Title: Corporate Secretary


Date:  February 17, 1998                    THE CHASE MANHATTAN BANK


                                            By: /s/ DOUGLAS A. JENKS
                                               _________________________________
                                               Name: Douglas A. Jenks
                                               Title: Vice President


Dated: February 17, 1998                    THE BANK OF NEW YORK


                                            By: /s/ J.B. LIFTON
                                               _________________________________
                                               Name: J.B. Lifton
                                               Title: Vice President


Dated: February 17, 1998                    ISRAEL DISCOUNT BANK OF NEW YORK


                                            By: /s/ HOWARD WEINBERG
                                               _________________________________
                                               Name: Howard Weinberg
                                               Title: First Vice President



                                            By: /s/ R. DAVID KORNGRUEN
                                               _________________________________
                                               Name: R. David Korngruen
                                               Title: Vice President

                                  Exhibit Index

   Exhibit I Joint Filing Agreement, dated as of October 23, 1995, by and among The Chase Manhattan Bank, The Bank of New York and Israel Discount Bank.